Exhibit 99.1

For Information Contact:

Brett Maas

Hayden IR (646) 536-7331

brett@haydenir.com

Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PST 01/29/09

Iteris, Inc. Reports Third Quarter Revenue Growth

of 7% to $16.5 Million

— The Company Achieved 9.2 percent Year-over-Year Operating Income Growth and Continues to Strengthen its Overall Financial Position —

SANTA ANA, Calif. — January 29, 2009 — Iteris, Inc. (NYSE Alternext US: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, today reported financial results for its third fiscal quarter ended December 31, 2008.

For the quarter ended December 31, 2008, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $16.5 million, representing a 7.2 percent increase compared to net sales and contract revenues of $15.4 million reported in the same quarter of the prior fiscal year. The increase was primarily a result of a 19.3 percent increase in Transportation Systems revenues to $7.4 million. Roadway Sensors net sales for the quarter ended December 31, 2008 were down slightly from $6.4 million reported in the prior year quarter to $6.3 million while Vehicle Sensors net sales were up slightly to $2.8 million from $2.7 million.

Abbas Mohaddes, the Company’s president and chief executive officer, commented, “I am pleased to report continued revenue growth and profitability for our fiscal third quarter. We plan to remain focused on executing on our growth strategy through new product innovation and by penetrating new geographic regions. I am particularly pleased with our Transportation Systems consulting segment, which reported strong revenue growth of 19 percent. Despite the state of the economy, the Transportation Systems segment has maintained a strong backlog of $33.9 million, representing a year-over-year increase of 41 percent.” Mohaddes continued, “We believe Iteris is well-positioned to succeed during these challenging times. In addition, I expect Iteris to benefit from the anticipated infrastructure stimulus package as we provide proven value through our services and products in roadway and transit design, construction support, and transportation system management.”

Gross margins declined to 39.5 percent in the third quarter compared to 42.3 percent in the prior year quarter primarily as a result of sales mix in the Company’s Roadway Sensors business. Operating expenses during the current quarter were $5.3 million representing a decrease of 1.9 percent from $5.4 million in the prior year quarter. Operating expenses decreased notably as a percent of net sales and contract revenues to 32.0 percent in the quarter ended December 31, 2008 from 35.0 percent in the prior year quarter.

The Company reported operating income of $1.2 million and net income of $741,000, or $0.02 per share, for the quarter ended December 31, 2008 compared to operating income of $1.1 million and net income of $954,000, or $0.03 per share, in the same quarter of the prior fiscal year. In the prior year quarter, net income was positively affected by an income tax benefit of approximately $141,000 generated through the release of valuation allowance against certain deferred tax assets. There was no such release of valuation allowance for the quarter ended December 31, 2008.

For the nine months ended December 31, 2008, net sales and contract revenues were $53.0 million, representing an increase of 10.1 percent compared to net sales and contract revenues of $48.1 million in the same period of the prior fiscal year. Operating income for the nine months ended December 31, 2008 was $4.7 million compared to $5.0 million in the same period of the prior fiscal year. The Company reported net income of

$2.5 million, or $0.07 per share, for the nine months ended December 31, 2008 compared to net income of $4.2 million, or $0.12 per share, for the same period in the prior fiscal year.

The Company ended the current quarter with approximately $6.0 million in cash on hand and no borrowings on its $12.0 million working capital line of credit. Additionally, as of the date of this release, the Company has retired $9.1 million of the original convertible debentures issued in May 2004, using $2.1 million of its own cash and $6.5 million in borrowings from its senior lender that were specifically designated for this purpose.  In total, the Company has saved approximately $500,000 in principal through the early retirement of this debt.

“Iteris completed the third fiscal quarter in the strongest financial position in company history,” Mr. Mohaddes continued, “We have significantly strengthened our balance sheet, improved our working capital position and operating cash flows. While the weakness in the U.S. and global economies is having an impact on product sales, we currently believe the demand for Iteris’ products and services should remain strong. We continue to launch new products, open new markets, and maintain our goal of achieving accelerated revenue growth.”

Operational Highlights

•                  Approximately $6.0 million in new Transportation Systems consulting contracts were signed during the quarter ended December 31, 2008. Transportation Systems consulting backlog was $33.9 million as of December 31, 2008, down from $35.7 million reported at the end of the prior fiscal quarter, and representing a year-over-year increase of 41%.

•                  On January 22, 2009, the Company announced the early retirement of $1.5 million in convertible debentures for $1.47 million, saving the Company $30,000 in principal and approximately $12,000 in future interest payments. The debentures, originally issued by the Company in May 2004, were due and payable in full in May 2009.

•                  On January 13, 2009, the Company announced it had been selected by the states of Maine and Nevada to provide Commercial Vehicle Information Systems and

Networks (CVISN) services in projects with a potential total value of up to $2.0 million over the next four years.

•                  On December 11, 2008, the Company announced today that it has been selected as a contractor by the National Highway Institute (NHI), the training arm of the Federal Highway Administration (FHWA), to develop and deliver transportation design and operations training for an additional five years. Under the multiple year IDIQ (Indefinite Delivery, Indefinite Quantity) contract, valued at up to $3.2 million, Iteris plans to lead a team of instructors and training professionals to compete for task orders to develop, revise, promote, and present training courses. To meet the current challenges of effectively training transportation professionals, training may be delivered via traditional classroom, distance learning, web-based and/or computer-based self-teaching, and video conferencing.

•                  On December 3, 2008, the Company announced the passage of two key measures in California, Measure R in Los Angeles County and Proposition 1A statewide, which are expected to add significant funds dedicated to traffic and transportation improvements. Measure R is projected to generate $8.5 billion over the next ten years and a total of $40 billion over 30 years for congestion relief projects – funding everything from new rail and/or bus rapid transit projects; commuter rail improvements; Metro Rail system improvements; highway projects; and local city sponsored transportation improvements. In addition, 15 percent of revenues will be returned to local jurisdictions for traffic improvements, signal timing, bus service, and transit projects. The passage of Proposition 1A should allow $9.95 billion in bonds to be issued to establish a clean, efficient high-speed train service linking Southern California, the Sacramento/San Joaquin Valley, and the San Francisco Bay Area – easing congestion on California highways and airports.

•                  On November 13, 2008, the Company announced the introduction of two new products to its Roadway Sensors product line; the RZ-4 Advanced™ camera and EdgeConnect™, a quad-view remote communications module. The RZ-4 Advanced camera offers newly improved features that simplify field installation of Iteris’ Vantage® video detection systems, and should benefit end users by reducing installation time and expense. EdgeConnect™ provides both local and remote management of data and video over Ethernet - allowing traffic managers to view real-time video for up to four Vantage video detection cameras at the cabinet, in the TMC or wherever an internet connection is available.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the third quarter ended December 31, 2008 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast please visit the Investor Relations page on Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until February 12, 2009.

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure.  Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California, with offices throughout North America, Europe, and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the market demand for our products and technologies, the Company’s expansion strategies, and statements about our future performance, financial condition, operating results, and product mix. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues, constraints and funding delays; the potential unforeseen impact of product offerings from competitors and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies or products; our customers’ production schedules, agendas and plans for the deployment of our LDW system as a standard safety feature or as an option; our customers’ ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our technologies; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the effectiveness of cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector and housing market, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2008	March 31, 2008
	(unaudited)
ASSETS:
Cash	$5,975	$421
Trade accounts receivable, net	12,850	13,108
Costs and estimated earnings in excess of billings on uncompleted contracts	3,369	5,351
Inventories	4,997	4,226
Prepaid expenses	292	371
Deferred tax assets	8,648	10,348
Property and equipment, net	3,428	3,467
Goodwill	27,774	27,774
Intangible assets, net	147	257
Other assets	211	322
Total assets	$67,691	$65,645

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$12,015	$13,243
Revolving line of credit	—	—
Unrecognized tax benefits	1,098	1,381
Term and other debt	5,073	244
Convertible debentures, net	2,232	7,566
Total liabilities	20,418	22,434
Total stockholders’ equity	47,273	43,211
Total liabilities and stockholders’ equity	$67,691	$65,645

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007

Net sales and contract revenues:
Net sales	$9,083	$9,176	$30,687	$30,215
Contract revenues	7,379	6,187	22,283	17,881
Total net sales and contract revenues	16,462	15,363	52,970	48,096
Costs of net sales and contract revenues:
Cost of net sales	4,890	4,631	16,043	15,302
Cost of contract revenues	5,068	4,232	14,796	11,938
Gross profit	6,504	6,500	22,131	20,856
Operating expenses:
Selling, general and administrative	4,385	4,331	14,193	13,119
Research and development	848	1,002	3,180	2,623
Amortization of intangible assets	37	37	110	110
Total operating expenses	5,270	5,370	17,483	15,852
Operating income	1,234	1,130	4,648	5,004
Non-operating income (expense):
Other income, net	63	(3)	90	41
Interest expense, net	(141)	(314)	(537)	(1,046)

Income before income taxes	1,156	813	4,201	3,999
Income tax (provision) benefit	(415)	141	(1,727)	221
Net income	$741	$954	$2,474	$4,220

Earnings per share:
Basic	$0.02	$0.03	$0.07	$0.13
Diluted	$0.02	$0.03	$0.07	$0.12

Weighted average shares outstanding:
Basic	34,120	32,914	33,895	32,568
Diluted	34,358	35,256	34,752	34,674